Exhibit 10.41
December 17, 2008
Rajiv De Silva
Dear Rajiv:
Congratulations! I am pleased to have you join the team at Valeant Pharmaceuticals International (the “Company”).
This letter outlines the details of your employment and your Valeant assignment, which was contingent upon your successful completion of a pre-employment drug screen and background investigation.
•	Title: Chief Operating Officer of Specialty Pharmaceuticals; you will report to the Chief Executive Officer.

•	Base Salary: $35,416.67 per month ($425,000 annualized).

•	Starting date: January 5, 2009.

•	Relocation Benefits: You will be eligible for relocation benefits in accordance with the generally applicable terms and conditions of the relocation policy available to senior executives of the Company; provided that, at a minimum, for a period of six months following your commencement date, you will be reimbursed for your costs of commuting between the Company’s offices and your home in Boston, MA.

•	Sign-On Bonus: You have received, or will receive, a sign-on bonus of $500,000 on or before February 5, 2009; provided, however, if you voluntarily terminate your employment, other than for Good Reason, prior to January 5, 2010 (or you are terminated for Cause within such period), you will be required to repay to the Company a pro rata portion of such bonus determined by multiplying $500,000 times the quotient obtained by dividing (a) the difference obtained by subtracting the number of days employed from 365; by (b) 365.

•	Salary Adjustments: You will be eligible for participation in our Merit Increase Program, based on performance, for the period beginning April 1, 2010. This policy is subject to change as approved by the Compensation Committee of the Valeant Board of Directors.

•	Annual Incentive: You will be eligible to participate in Valeant’s management bonus plan beginning in the 2009 calendar year. Your target bonus will be 60%, with the potential of 120% of your base pay. This plan, and therefore your participation, is subject to change at the discretion of the Board of Directors. Bonuses are payable at the time the other management bonuses are paid. To be eligible for any bonus payment, you must be employed by the Company on the day in which the applicable bonus is paid to other members of Valeant management. Notwithstanding the foregoing, you shall
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be guaranteed to participate in the 2009 bonus program at the target level ($255,000), if you remain with the Company until the date that 2009 bonuses are paid in 2010. In the event you join Valeant on or after April 1, 2009, such amount will be prorated for your period of employment for 2009. Such bonus guarantee is a minimum and does not limit the Company from paying additional bonus under the program.

•	Equity Awards: As indicated in the employment terms provided to by you by the Company’s Chief Executive Officer, subject to the approval of the Compensation Committee of the Company’s Board of Directors, you will receive the following equity on the later of the date of such approval or your first day of employment with the Company or one of its affiliates (such later date, the “Grant Date”):
o	2009 RSU Grant: You shall be granted that whole number of restricted share units under the Company’s 2006 equity incentive plan (the “2006 Plan”) with a value equal to the quotient obtained by dividing $350,000 by the Per Share Price (as defined below) on the Grant Date (the “2009 RSU Grant”). The 2009 RSU Grant shall vest over a three-year period from the Grant Date of the 2009 RSU Grant (33-1/3% per year on the anniversary of the grant date), provided you are employed on the relevant vesting date. If your employment is terminated by the Company without Cause or by you for Good Reason, either in contemplation of a Change in Control or at any time within twelve (12) months following a Change in Control, or if your employment is terminated by the Company at any time for Disability or by reason of your death, then, your RSU’s shall immediately vest and be settled in shares as soon as practicable (but not more than 60 days) thereafter.

o	Stock Options — You shall be granted options to acquire a whole number of shares of the Company common stock with a Black-Scholes value equal to $900,000 as of the Grant Date (the “Options”). For purposes of the preceding sentence, the Black-Scholes value shall be established by the Company in accordance with its prior practices with respect to the valuation of stock option grants for granting purposes; provided that the value of the stock shall be determined for this purpose based on the Per Share Price on the Grant Date. The exercise price of the Options will be priced at the fair market value at the close of business on the Grant Date. The Options will vest over a four-year period from the grant date of the Options (25% per year on the anniversary of the grant date) and shall have a term of ten (10) years. If your employment is terminated by the Company without Cause or by you for Good Reason, either in contemplation of a Change in Control or at any time within twelve (12) months following a Change in Control, then any Option that is not cancelled in connection with the Change in Control in exchange for cash payment will vest on the termination date and shall remain exercisable for one year following the termination date (but in no event beyond the 10-year term of the Option). If your employment is terminated by the Company for Disability or by reason of your death, any Option outstanding shall vest in full and remain exercisable following the termination date (but in no event beyond the 10-year term of the Option).

o	Performance Restricted Share Units. You will also receive such number of performance-based restricted stock units under the 2006 Plan (the “Performance Share Units”) with a value equal to the quotient obtained by dividing $1,075,000 by the Per Share Price on the Grant Date (such number of Performance Share Units, the “2009 Performance Units”), which shall vest as follows, provided that, in all events, you are continually employed by the Company through and including the 3 year anniversary of Grant Date:
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1.	If at January 5, 2012 (the “First Measurement Date), the Adjusted Share Price (as defined below) equals the Single Vesting Share Price (as defined below), you shall vest in 100% of the 2009 Performance Units (1 x the 2009 Performance Units).

2.	If at the First Measurement Date the Adjusted Share Price equals the Double Vesting Share Price (as defined below), you shall vest in 200% of the 2009 Performance Units (2 x the 2009 Performance Units).

3.	If at the First Measurement Date the Adjusted Share Price equals the Triple Vesting Share Price (as defined below) you shall vest in 300% of the 2009 Performance Units (3 x the 2009 Performance Units).

4.	Performance Share Units that could have been earned under any of subclauses 1, 2, or 3 above that are not earned on the First Measurement Date may be earned on January 5, 2013 (the “Second Measurement Date”), subject to your continued employment through that date, based upon the Adjusted Share Price on such Second Measurement Date.

5.	If the Adjusted Share Price on a measurement date is between the Single Vesting Share Price and the Double Vesting Share Price or is between the Double Vesting Share Price and the Triple Vesting Share Price, you shall vest in, and the Company shall deliver, a number of Performance Share Units that is the mathematical interpolation between the number of shares which would vest at defined ends of the spectrum.

6.	The Company shall distribute to you a number of shares of its common stock equal to the number of Performance Shares Units that become vested as soon as practicable (but in any event no later than 45 days) following the vesting date of such Performance Shares Units. You shall not be permitted to sell, assign, transfer, or otherwise dispose of more than fifty percent (50%) of the Net Shares (as defined below) acquired upon settlement of the Performance Share Units until the expiration of the two-year period following receipt, or, if sooner, until a Change in Control or until you experience a termination of employment. For purposes of this letter, Net Shares shall mean the net number of shares acquired by you upon settlement of the Performance Share Units after subtracting any such shares withheld by the Company in payment of withholding obligations applicable to such settlement.

7.	In the event of the occurrence of a Change in Control or termination of your employment by death or Disability, the performance measures applicable to the Performance Share Units will be applied as though the date of the Change in Control, or employment termination date, as applicable, were the end of the measurement period, with the number of units calculated in a manner consistent with the vesting schedule described above (e.g., in the event of a Change in Control occurs or your employment is terminated by death or Disability prior to the First Measurement Date, 100% will vest at the date of such termination if the Adjusted Share Price is the Single Vesting Share Price; 200% will vest if the Adjusted Share Price is the Double Vesting Share Price; and 300% will vest if the Adjusted Share Price is the Triple Vesting Share Price; and if the Adjusted Share Price on such measurement date is between the Single Vesting Share Price and the Double Vesting Share Price or is between the Double Vesting Share Price and the Triple Vesting Share Price, you shall vest in, and the Company shall deliver, a number of Performance Share Units that is the mathematical interpolation between the number of shares which would vest at defined ends of the spectrum).
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“Adjusted Share Price” means the sum of (i) the average closing prices of a share for the twenty trading days prior the applicable measurement date (the “Per Share Price”), and (ii) the value that would be derived from the number of shares (including fractions thereof) that would have been purchased had an amount equal to each dividend paid on a share of common stock after the Grant Date and on or prior to the applicable measurement date been deemed invested on the dividend payment date, based on the closing price of the common stock on such dividend payment date.
“Single Vesting Share Price,” “Double Vesting Share Price,” and “Triple Vesting Share Price” mean the Adjusted Share Prices equal to a compound annual share price appreciation (the “Annual Compound TSR”) of 15%, 30% and 45%, respectively, as measured between the Per Share Price on the Grant Date and the applicable measurement date.
Grant Notices and Grant Agreements shall be prepared consistent with the terms set forth above and providing such other terms and conditions as are in the Company’s standard such agreements.
•	Share Purchase Commitment: You also agree to purchase at least $425,000 worth of shares of the Company’s common stock on or before January 5, 2010 or such later date as determined by the Company (the “Purchased Shares”). You shall not be permitted to sell any of the Purchased Shares until the earlier of one year after the Final Purchase Date (as defined below) and your date of termination of employment for any reason. As long as you remain employed by the Company, you shall retain ownership of at least (i) seventy-five percent (75%) of the Purchased Shares until January 5, 2011, (ii) fifty percent (50%) of the Purchase Shares until January 5, 2012, and (iii) twenty-five percent (25%) of the Purchased Shares until January 5, 2013 (the holding requirements in this and the immediately preceding sentence shall be referred to as the “Purchase Obligations”). Notwithstanding the foregoing, the Purchase Obligations shall be waived upon the occurrence of a Change of Control. The “Final Purchase Date” shall mean the date on which you have purchased shares that, together with other shares purchased by you on or after January 5, 2009, have an aggregate purchase price of $425,000.
•	Matching Grants for Share Purchases: The Company shall make matching grants with respect to the Purchased Shares and any additional shares of the Company’s common stock you purchase (up to an aggregate purchased amount of $850,000 inclusive of the Purchased Shares) on or before January 5, 2010. Such matching grants shall be credited to you as soon as practicable after the end of any month in which you purchase Company shares, in a number of restricted share units equal to the number of shares purchased in such month (the “Matching Share Units”). The Matching Share Units shall vest and be settled in shares on the following schedule: Twenty-five percent (25%) of the Matching Share Units shall vest and be settled on the first anniversary of the Final Purchase Date and an additional 25% of the Matching Share Units shall vest and be settled on each of January 5, 2011, January 5, 2012 and January 5, 2013, provided you are employed on the relevant vesting date and you have not violated the Purchase Obligations prior to such vesting date. If your employment is terminated by the Company without Cause or by you for Good Reason, either in contemplation of a Change in Control or at any time within twelve (12) months following a Change in Control, or if your employment is terminated by the Company at any time for Disability or by reason of your death, then, your Matching Share Units shall immediately vest and be settled in shares as soon as practicable (but not more than 60 days) thereafter.
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•	Until the expiration of the two-year period following the date on which any portion of the Matching Share Units are settled, you shall not be permitted to sell, assign, transfer, or otherwise dispose of more than fifty percent (50%) of the net number of shares acquired by you upon such settlement of such portion of the Matching Share Units after subtracting any such shares withheld by the Company in payment of withholding obligations applicable to such settlement acquired upon settlement of the Matching Share Units. This restriction shall cease to apply upon a Change in Control or your earlier termination of employment.
•	Good Reason. You may terminate your employment for Good Reason (as defined below) by delivering to the Company a Notice of Termination (as defined below) not less than thirty (30) days prior to the termination of your employment for Good Reason. The Company shall have the option of terminating your duties and responsibilities prior to the expiration of such thirty-day notice period, subject to the payment by the Company of the benefits provided in this letter, as may be applicable. For purposes of this letter, Good Reason shall mean the occurrence of any of the events or conditions described in clauses (i) through (iii) immediately below which are not cured by the Company (if susceptible to cure by the Company) within thirty (30) days after the Company has received written notice from you within ninety (90) days of the initial existence of the event or condition constituting Good Reason specifying the particular events or conditions which constitute Good Reason and the specific cure requested by you.
(i)	Diminution of Responsibility. (A) any material reduction in your duties or responsibilities as in effect immediately prior thereto, or (B) removal of you from the position of Chief Operating Officer of Specialty Pharmaceuticals. For the avoidance of doubt, the term “Diminution of Responsibility” shall not include any such removal resulting from your death or disability, the termination of your employment for Cause, or your termination of your employment other than for Good Reason;

(ii)	Compensation Reduction. Any reduction in your base salary or target bonus opportunity which is not comparable to reductions in the base salary or target bonus opportunity of other similarly-situated senior executives at the Company; or

(iii)	Company Breach. Any other material breach by the Company of any material provision of this letter.
•	Change in Control. For purposes of this letter, a “Change in Control” shall mean any of the following events:
(i) the acquisition (other than from the Company) by any person (as such term is defined in Section 13(c) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of thirty percent (30%) or more of the combined voting power of the Company’s then outstanding voting securities;
(ii) the individuals who, as of the date hereof, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board, unless the election, or
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nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, and such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; or
(iii) the closing of:
(1)	a merger or consolidation involving the Company if the stockholders of the Company, immediately before such merger or consolidation, do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such merger or consolidation; or

(2)	a complete liquidation or dissolution of the Company or an agreement for the sale or other disposition of all or substantially all of the assets of the Company.
Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its subsidiaries or (ii) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition.
Upon the occurrence of a Change in Control, at the election of the Company, either (i) the unvested Options and Matching Share Units shall vest and all Options and Matching Share Units shall be cancelled in exchange for a cash payment based in the case of any merger transaction on the price received by shareholders in the transaction constituting the Change in Control or in the case of any other event that constitutes a Change in Control, the closing price of a Share on the date such Change in Control occurs (minus, in the case of Options, the applicable exercise price per share) or (ii) all Options and Matching Share Units shall be converted into options or units, as applicable, in respect of the common stock of the acquiring entity (in a merger or otherwise) on the basis of the relative values of such stock and the Shares at the time of the Change in Control, reflecting and continuing the same vesting schedule in place immediately prior to the Change in Control; provided that subclause (ii) shall only be applicable if the common stock of the acquiring entity is publicly traded on an established securities market on the date on which such Change in Control is effected.
•	Disability. The Company may terminate your employment, on written notice to you after having established your Disability and while you remain Disabled, subject to the payment by the Company to you of the applicable benefits provided pursuant to this letter. For purposes of this letter, “Disability” shall mean your inability to substantially perform your duties and responsibilities hereunder by reason of any physical or mental incapacity for two or more periods of ninety (90) consecutive days each in any three hundred and sixty (360) day period, as determined by a physician with no history of prior dealings with the Company or you, as reasonably agreed upon by the Company and you. You shall be entitled to the compensation and benefits provided for
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under this letter for any period prior to your termination by reason of Disability during which you are unable to work due to a physical or mental infirmity in accordance with the Company’s policies for similarly-situated executives.

•	Cause. The Company may terminate your employment for “Cause”, subject to the payment by the Company to you of the applicable benefits provided in this letter. “Cause” shall mean, for purposes of this letter: (1) conviction of any felony (other than one related to a vehicular offense) or other criminal act involving fraud; (2) willful misconduct that results in a material economic detriment to the Company; (3) material violation of Company policies and directives, which is not cured after written notice and an opportunity for cure, (4) continued refusal by you to perform your duties after written notice identifying the deficiencies and an opportunity for cure; and (5) a material violation by you of any material covenants to the Company. No action or inaction shall be deemed willful if not demonstrably willful and if taken or not taken by you in good faith and with the understanding that such action or inaction was not adverse to the best interests of the Company. Reference in this paragraph to the Company shall also include direct and indirect subsidiaries of the Company, and materiality shall be measured based on the action or inaction and the impact upon the Company taken as a whole. The Company may suspend, with pay, you upon your indictment for the commission of a felony as described under clause (A) above. Such suspension may remain effective until such time as the indictment is either dismissed or a verdict of not guilty has been entered.
•	Employee and Executive Benefits: You will be eligible to participate in the employee benefit plans and programs generally made available to employees (on the terms and conditions applicable generally to all employees) and the Valeant’s Executive Benefit Program:
1)	Executive medical program

2)	Executive medical reimbursement program up to $10,000 per year

3)	Executive perquisites allowance of $25,000 (subject to applicable taxation) annually to be used as you see fit for car, enhanced life insurance, financial planning, etc.

4)	Executive Vacation Program

5)	Executive Annual Physical Program
•	Reimbursement of Certain Expenses: The Company shall fully reimburse the reasonable fees of your counsel and financial advisor incurred in connection with the development and implementation of the terms of your employment.
•	At-Will Employment. Your employment with Valeant is “at will”. This means that you or Valeant have the option to terminate your employment at any time, with or without advance notice, and with or without cause. Valeant also may change your position, title, pay, benefits, and other terms and conditions of your employment (except for the at will nature of your employment and the terms of the Mediation and Arbitration Agreement) at any time, for any reason, with or without notice. This offer of employment does not constitute an express or implied agreement of continuing or long term employment. The at will nature of your employment can be altered only by a written agreement specifying the altered status of your employment. Such written agreement must be signed by both you and Mr. Pearson.
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•	Severance Benefits. Notwithstanding the immediately preceding bullet paragraph, if your employment is terminated by the Company without Cause or by you for Good Reason, the Company shall have the following obligations:
•	The Company will pay you the sum of an amount equal to your annual salary as of the date of your termination, plus an amount equal to your annual target bonus as of the date of your termination, provided that, if your termination occurs either in contemplation of a Change in Control or at any time within twelve (12) months following a Change in Control, the Company shall pay you an amount which is twice the sum otherwise determined under this bullet;

•	The Company will pay you any accrued but unpaid salary or vacation pay and any deferred compensation. In addition, the Company will pay you any bonus earned but unpaid in respect of any fiscal year preceding the termination date, plus any pro-rata bonus for the year of termination based on a target-level bonus.

•	The Company will provide you with continued coverage under any health, medical, dental or vision program or policy in which you were eligible to participate at the time of your employment termination for 12 months following such termination on terms no less favorable to you and your dependents (including with respect to payment for the costs thereof) than those in effect immediately prior to such termination;

•	The performance measures applicable to the Performance Share Units will be applied as though the termination date were the end of the measurement period, with the number of units calculated in a manner consistent with the vesting schedule described above (e.g., in the event of your termination prior to the First Measurement Date, 100% will vest at the date of such termination if the Adjusted Share Price is the Single Vesting Share Price; 200% will vest if the Adjusted Share Price is the Double Vesting Share Price; and 300% will vest if the Adjusted Share Price is the Triple Vesting Share Price; and if the Adjusted Share Price on such measurement date is between the Single Vesting Share Price and the Double Vesting Share Price or is between the Double Vesting Share Price and the Triple Vesting Share Price, you shall vest in, and the Company shall deliver, a number of Performance Share Units that is the mathematical interpolation between the number of shares which would vest at defined ends of the spectrum); provided, however, that in the event you are entitled to payment under this bullet point, only a pro rata portion of such calculated units will vest upon your termination (based on the number of completed months elapsed from the date of grant to the date of termination divided by 36 months). The Company shall deliver shares in respect of such vested Performance Share Units, if any, as soon as practicable (but not later than sixty (60) days) following your termination date, and all other Performance Share Units will be forfeited.

•	The Company shall provide outplacement services through one or more outside firms of your choosing up to an aggregate of $20,000, which services shall extend until the earlier of (i) 12 months following the termination of your employment or (ii) the date that you secure full time employment.

•	You shall have three months following the termination date to exercise vested Options (but in no event beyond the expiration of the 10-year Option term). Any unvested portion of the
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Option, any unvested Performance Share Units and any unvested Matching Share Units shall be forfeited.
Notwithstanding anything herein to the contrary, the Company shall have no obligation to pay or provide any of the severance benefits set forth in this letter unless you execute and deliver, within 60 days of the date of your termination, and do not revoke, a general release in form satisfactory to the Company and any revocation period set forth in the release has lapsed. The Company shall pay all cash severance benefits due within 10 business days following the satisfaction of all of the conditions set forth in the preceding sentence. You shall not be required to mitigate the amount of any severance payment provided for under this letter by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to you in any subsequent employment.
It is understood that, during your employment by Valeant Pharmaceuticals International, you will not engage in any activities that constitute a conflict of interest with the interests of Valeant, as outlined in Valeant’s conflict of interest policies for employees and executives in effect from time to time.
•	Covenant Not to Compete. To protect the confidential information and other trade secrets of the Company and its affiliates, you agree, during the term of this Agreement and for a period of twelve (12) months after your cessation of employment with the Company or any of its affiliates, not to engage in Prohibited Activities (as defined below); provided, however, that the foregoing covenant not to compete shall not apply if the Company or any of its affiliates terminates your employment without Cause or if you resign for Good Reason. For the purposes of this covenant, the term “Prohibited Activities” means directly or indirectly engaging as an owner, employee, consultant or agent of any entity that develops, manufactures, markets and/or distributes (directly or indirectly) prescription or non-prescription pharmaceuticals or medical devices for treatments in the fields of neurology, dermatology, oncology or hepatology; provided, that Prohibited Activities shall not mean your investment in securities of a publicly-traded company equal to less than five (5%) percent of such company’s outstanding voting securities. You agree that the covenants contained in this paragraph are reasonable and desirable to protect the confidential information and other trade secrets of the Company and its affiliates.
•	Covenant Not to Solicit. To protect the confidential information and other trade secrets of the Company and its affiliates, you agree, during your employment with the Company or any of its affiliates and for a period of twelve (12) months after your cessation of employment with the Company or any of its affiliates, not to solicit or participate in or assist in any way in the solicitation of any employees of the Company or any its affiliates. For purposes of this covenant, “solicit” or “solicitation” means directly or indirectly influencing or attempting to influence employees of the Company or any of its affiliates to become employed with any other person, partnership, firm, corporation or other entity. You agree that the covenants contained in this paragraph are reasonable and desirable to protect the confidential information and other trade secrets of the Company and its affiliates, provided, that solicitation through general advertising or the provision of references shall not constitute a breach of such obligations.
•	It is the intent and desire of you and the Company (and its affiliates) that the restrictive provisions in the two preceding paragraphs be enforced to the fullest extent permissible under the laws and public policies as applied in each jurisdiction in which enforcement is sought. If any particular provision in the preceding two paragraphs shall be determined to be invalid or unenforceable, such covenant
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shall be amended, without any action on the part of either party hereto, to delete therefrom the portion so determined to be invalid or unenforceable, such deletion to apply only with respect to the operation of such covenant in the particular jurisdiction in which such adjudication is made. Your obligations under the two preceding paragraphs shall survive the termination of your employment with or any other employment arrangement with the Company or any of its affiliates.
•	Remedies for Breach of Obligations Under the Covenants Not to Solicit or Not to Compete above. You acknowledge that the Company or its affiliates will suffer irreparable injury, not readily susceptible of valuation in monetary damages, if you breach your obligations under the paragraphs captioned “Covenant Not to Solicit” or “Covenant Not to Compete” above. Accordingly, you agree that the Company and its affiliates will be entitled, in addition to any other available remedies, to obtain injunctive relief against any breach or prospective breach by you of your obligations under either such paragraph in any Federal or state court sitting in the State of New Jersey, or, at the Company’s (or its affiliate’s) election, in any other state in which you maintain your principal residence or your principal place of business. You agree that the Company or its affiliates may seek the remedies described in the preceding sentence notwithstanding any arbitration or mediation agreement that you may enter into with the Company or any of its affiliates. You hereby submit to the non-exclusive jurisdiction of all those courts for the purposes of any actions or proceedings instituted by the Company or its affiliates to obtain that injunctive relief, and you agree that process in any or all of those actions or proceedings may be served by registered mail, addressed to the last address provided by you to the Company or its affiliates, or in any other manner authorized by law.
You shall be indemnified by Valeant as provided in its by-laws and Certificate of Incorporation.
Section 409A. If any payments or benefits due to you hereunder would cause the application of an accelerated or additional tax under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), such payments or benefits shall be restructured in a manner which does not cause such an accelerated or additional tax. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this letter during the six-month period immediately following your separation from service shall instead be paid on the first business day after the date that is six months following your termination date (or death, if earlier), with interest from the date such amounts would otherwise have been paid at the short-term applicable federal rate, compounded semi-annually, as determined under Section 1274 of the Internal Revenue Code of 1986, as amended, for the month in which payment would have been made but for the delay in payment required to avoid the imposition of an additional rate of tax on you under Section 409A.
It is understood that you are required to read, review, agree, sign and return the following documents included with this letter: 1) the Conflict of Interest Policy and Agreement, 2) the Workers’ Compensation Fraudulent Claims notification, 3) the Employee Agreement concerning inventions, discoveries, and improvements, and 4) the Mediation and Arbitration Agreement, and 5) the Trading in Company Stock Interoffice Memorandum. Additionally, the Immigration and Reform Act 1986 requires each new employee to provide proof of eligibility to work in the United States.
Valeant Policy will govern any other matter not specifically covered by this letter.
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Rajiv De Silva
December 17, 2008

The terms of this letter constitute the entire agreement between Valeant and you with respect to the subject matter hereof, superseding all prior agreements and negotiations. This letter is governed by the laws of the State of New Jersey.
We are pleased to have you join us. As confirmation of acceptance of this employment offer, please sign this letter indicating your agreement and acceptance of the terms and conditions of employment. In addition, please mail the original signed offer letter in the envelope provided. A duplicate copy of this offer letter is included for your records.
Again, welcome to Valeant!
Sincerely,
J. Michael Pearson
Chairman, Chief Executive Officer
AGREED AND ACCEPTED:

/s/ Rajiv De Silva	Date:	12/17/08
Rajiv DeSilva
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